Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements (File No. 333-215233) on Form S-3 and (File No. 333-192912) on Form S-8 of AMC Entertainment Holdings, Inc. of our report dated February 16, 2018, on our audits of the consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, which report is included in the Form 10-K of AMC Entertainment Holdings, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP
February 28, 2018
Roseland, New Jersey